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                                                                    EXHIBIT 23.1


                      REPORT OF INDEPENDENT ACCOUNTANTS ON

                          FINANCIAL STATEMENT SCHEDULES

To the Board of Directors of
         COTT CORPORATION

         Our audits of the consolidated financial statements referred to in our report dated January 30, 2002 appearing in the 2001 Annual Report to Shareowners of Cott Corporation (which report and consolidated financial statements are incorporated by reference in this Annual Report on Form 10-K) also included an audit of the financial statement schedules listed in Item 14(2) of this Form 10-K. In our opinion, these financial statement schedules present fairly, in all material respects, the information set forth therein when read in conjunction with the consolidated financial statements.

/s/ PricewaterhouseCoopers LLP
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PricewaterhouseCoopers LLP

Toronto, Ontario
March 5, 2002




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